Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated December 10, 2025, relating to the combined financial statements of Atrium Therapeutics (a Business of Avidity Biosciences, Inc.) (the Company) appearing in the Company’s Registration Statement on Form 10 filed on February 17, 2026.

/s/ BDO USA, P.C.
San Diego, California

April 17, 2026